PROSPECTUS SUPPLEMENT                                               EXHIBIT 99.1
(To Prospectus dated February 17, 2006)               REGISTRATION NO. 333-43766

                       [GRAPHIC OMITTED][GRAPHIC OMITTED]




                        1,000,000,000 Depositary Receipts
                           Software HOLDRS (SM) Trust

     This prospectus supplement supplements information contained in the prospectus dated February 17, 2006 relating to the sale of up to 1,000,000,000 depositary receipts by the Software HOLDRS (SM) Trust.

     The share amounts specified in the table in the "Highlights of Software HOLDRS" section of the base prospectus shall be replaced with the following:


                                                                       Share         Primary
                    Name of Company                     Ticker        Amounts    Trading Market
--------------------------------------                 ------------  ----------  ---------------
 Adobe Systems Incorporated                              ADBE          13.38         NASDAQ
 BMC Software, Inc.                                      BMC             7            NYSE
 Check Point Software Technologies Ltd.                  CHKP            6           NASDAQ
 CA, Inc.                                                 CA            17            NYSE
 Intuit Inc. (1)                                         INTU            6           NASDAQ
 Microsoft Corporation                                   MSFT           30           NASDAQ
 Nuance Communications Inc.                              NUAN           .77          NASDAQ
 Openwave Systems Inc.                                   OPWV         0.6667         NASDAQ
 Oracle Corporation                                      ORCL           24           NASDAQ
 SAP AG-preference shares *                              SAP            16            NYSE
 Sapient Corporation                                     SAPE            3           NASDAQ
 Symantec Corporation                                    SYMC         7.8694         NASDAQ
 TIBCO Software Inc.                                     TIBX            5           NASDAQ
 --------------------------------------



     (1) The quantity of shares of Intuit Inc. (NASDAQ: "INTU") represented by each 100 share round lot of Software HOLDRS will increase to 12 shares (from 6) due to the 2 for 1 stock split of Intuit Inc. Effective July 12, 2006, deposits of Intuit Inc. common stock represented for creation of Software HOLDRS will increase to 12 INTU (instead of 6 INTU) per round lot of 100 Software HOLDRS due to the 2 for 1 stock split of Intuit Inc.

* The preference shares of this non-U.S. company trade in the United States as American Depositary Receipts. Please see "Risk Factors" and "United States Federal Income Tax Consequences--Special considerations with respect to underlying securities of foreign issuers" for additional factors to consider with respect to an investment in a non-U.S. company.

     The share amounts listed in the table above reflect all previous stock splits, dividends and business combination transactions.

            The date of this prospectus supplement is June 30, 2006.